EXHIBIT 99.1

Monterey Gourmet Foods, Inc.
1528 Moffett Street
Salinas, California 93905
831/753-6262

CONTACT:    Eric Eddings, Chief Executive Officer, Ext. 118
            erice@montereygourmetfoods.com
            ------------------------------
            Scott Wheeler, Chief Financial Officer, Ext. 141
            scottw@montereygourmetfoods.com
            -------------------------------

FOR IMMEDIATE RELEASE

  MONTEREY GOURMET FOODS ANNOUNCES CHANGES TO IMPROVE INTERNAL OPERATIONS; WILL
                          IMPACT THIRD QUARTER EARNINGS

         SALINAS, CA (October 2, 2006) -- Monterey Gourmet Foods, Inc. (NASDAQ:
PSTA) today announced that it is implementing a series of actions to increase efficiencies and take advantage of synergies by further consolidating the Company's brands, products and plants. As a result of these actions, earnings for the third quarter ending September 30, 2006 are expected to range from a loss of $.17 to a loss of $.23 per share, significantly below analysts' expectations for the Quarter. Complete financial results are scheduled to be released November 8, 2006.

         Eric Eddings, newly appointed President/CEO of Monterey Gourmet Foods, explained, "These actions are being taken to make the Company more productive and profitable across all our brands and all our plants."

         A summary of the changes is as follows:

         1. Under Statement of Financial Accounting Standard ("SFAS") 142, we are required to test our intangible assets for impairment. We have stated on several occasions that due to increased competition, sales under the Casual Gourmet Foods brand have been declining since we purchased the company. As part of this impairment test, we are writing down our investment in Casual Gourmet Foods which is generating the loss we are reporting. Therefore, we are closing the offices of Casual Gourmet Foods in Clearwater, Florida, consolidating all back office functions in Salinas, CA, and purchasing the remaining interest in Casual Gourmet Foods at a significant reduction from the price originally anticipated. We will redeploy the remaining valuable resources with the goal of expanding the Casual Gourmet Brand, and work to optimize our national co-packing opportunities and to strengthen our relationships with key customers. We believe that the Casual Gourmet brand has significant long term value, and that by making these changes we will create a path to increase its long term value for the Company.

         2. We are reducing our salaried workforce by 8% and expensing the separation costs.

         3. We are re-energizing our product development efforts by expanding our commitment to culinary innovation.

         4 We are completing our plant consolidation which began several months ago.

         5. We are strengthening and consolidating our marketing efforts and our sales force to coordinate and enhance sales of all our brands and products.

         6. Finally, we are utilizing industry experts to help us address cost increases in such activities as supply chain management, freight, plant utilization and brand strategies.



         Mr. Eddings further stated, "While the third quarter results are expected to be painful as a result of these actions, the majority of the expense is non-cash related and we expect these changes to set the table for achieving the success and profitability our shareholders expect."

         Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California, Seattle, Washington, and Eugene, Oregon. Monterey Gourmet Foods has national distribution of its products in over 10,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.

         This press release contains forward-looking statements concerning the effect of Monterey Gourmet Foods' corporate actions and product innovations on projected sales for future periods. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Monterey Gourmet Foods' actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of recent acquisitions, processes, and products, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the Company's ability to achieve improved production efficiencies in connection with the introduction of its new items, (v) the timely and cost-effective introduction of new products in the coming months,
(vi) retention of key personnel and management, (vii) the risks inherent in food production, (viii) intense competition in the market in which the Company competes and (ix) Monterey Gourmet Foods' ability to source competitively priced raw materials to achieve historic operating margins. In addition, the Company's results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the Company competes.

         The Company has provided additional information regarding risks associated with the business in the Company's Annual Report on Form 10-K for fiscal 2005, its Proxy Statement filed April 21, 2006, Forms 10-Q filed for our quarters ended March 31, 2006 and June 30, 2006, and Forms 8-K filed on January 23,2006, February 23, 2006, March 9, 2006, April 25, 2006, June 13, 2006, June
28,2006, September 11, 2006, and September 21, 2006. The Company undertakes no obligation to update or revise publicly, any forward-looking statements whether as a result of new information, future events or otherwise.